UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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SOUTHEASTERN BANKING CORPORATION

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1010 North Way

Darien, Georgia 31305

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of

Southeastern Banking Corporation:

The Annual Meeting of Shareholders (the “Meeting”) of Southeastern Banking Corporation (the “Company”) will be held at Southeastern Bank, 15 Trade Street, Brunswick, Georgia 31525, on Thursday, May 19, 2011 at 1:00 p.m. local time, for the following purposes:

1)

To elect five directors nominated by the Board of Directors (the “Board”) to serve for one-year terms until the next Annual Meeting of Shareholders in 2012 or until their respective successors have been elected and qualified;

2)	To approve the appointment of independent auditors by the Audit Committee for 2011; and

3)	To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

The Board is not aware of any other business to come before the Meeting.

Any action may be taken on the foregoing proposals at the Meeting on the date specified above, or on any date or dates to which the Meeting may be adjourned or postponed. Only shareholders of record at the close of business on April 7, 2011 will be entitled to notice of and to vote at the Meeting or any adjournment or postponement thereof.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 19, 2011: The Company’s Proxy Statement and 2010 Annual Report, including Form 10-K, are available at www.cfpproxy.com/5022.

It is important that your shares be represented and voted at the Meeting. You can vote your shares by completing and returning the enclosed proxy card. Regardless of the number of shares you own, your vote is important. Please act today.

Your attention is directed to the attached Proxy Statement for more complete information regarding the matters to be acted upon at the Meeting.

By Order of the Board of Directors,

WANDA D. PITTS, Secretary

April 25, 2011

IMPORTANT NOTICE

        Whether or not you plan to attend the Meeting, please complete, sign, date, and return the enclosed proxy as soon as possible in the postage paid envelope provided. If you hold shares of Common Stock through a broker or other nominee, your broker or other nominee will vote your shares for you if you provide instructions on how to vote your shares. In the absence of instructions, your broker can only vote your shares on certain limited matters, but will not be able to vote on other matters, including the election of directors. Your voting instructions are crucial, because brokers and other nominees do not have authority to vote your shares for the election of directors without instructions from you.

i

SOUTHEASTERN BANKING CORPORATION

1010 North Way

Darien, Georgia 31305

912.437.4141

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON THURSDAY, MAY 19, 2011

The enclosed proxy is solicited on behalf of the Board of Directors (the “Board”) of Southeastern Banking Corporation (the “Company”) in connection with the Annual Meeting of Shareholders of the Company (the “Meeting”) to be held at Southeastern Bank, 15 Trade Street, Brunswick, Georgia, on Thursday, May 19, 2011 at 1:00 p.m. or any adjournment or postponement thereof. This Proxy Statement and the enclosed proxy are first being mailed to shareholders on or about April 25, 2011.

All shares of the Company’s Common Stock, par value $1.25 per share (the “Common Stock”), represented at the Meeting by properly authorized proxies received prior to or at the Meeting, and not revoked, will be voted at the Meeting in accordance with the shareholder’s instructions. If no instructions are indicated, properly executed proxies will be voted FOR the proposals set forth in this Proxy Statement.

The Company does not know of any matters, other than described in the Notice of Meeting, that are to come before the Meeting. If any other matters are properly presented at the Meeting for action, the persons named in the enclosed form of proxy and acting thereunder will vote on such matters as the Board recommends.

A shareholder may revoke his or her proxy and change his or her vote at any time prior to the voting thereof on any matter (without, however, affecting any vote taken prior to such revocation) by: (i) signing and submitting another proxy with a later date; (ii) giving written notice of revocation of the shareholder’s proxy to the Secretary of the Company prior to the Meeting at the address below; or (iii) voting in person at the Meeting. Any written notice revoking a proxy should be delivered to Wanda D. Pitts, Secretary, Southeastern Banking Corporation, at P.O. Box 455, Darien, Georgia 31305, if by mail, and at 1010 North Way, Darien, Georgia 31305, if by courier. The presence of a shareholder at the Meeting will not automatically revoke such shareholder’s proxy.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 19, 2011: The Company’s Proxy Statement and 2010 Annual Report, including
Form 10-K, are available at www.cfpproxy.com/5022.

VOTING SECURITIES AND PRINCIPAL HOLDERS

Shareholders of record at the close of business on April 7, 2011 will be entitled to one vote for each share then held. As of April 7, 2011, the Company had 3,129,388 shares of Common Stock outstanding. The Common Stock constitutes the only voting securities issued by the Company.

A majority of the shares entitled to vote constitutes a quorum at a meeting of the shareholders. If a quorum is present, the vote of a plurality of the votes cast by the shares entitled to vote is necessary for the election of directors. The presence of a quorum, either in person or by proxy, and the affirmative vote of the holders of a majority of the shares represented and entitled to vote at the Meeting are required to take most other actions.

If your shares are held in a brokerage account or by another nominee, you are considered the “beneficial owner” of shares held in “street name,” and these proxy materials are being forwarded to you by your broker or nominee (the “record holder”) along with a voting instruction card. As the beneficial owner, you have the right to direct your record holder how to vote your shares, and the record holder is required to vote your shares in accordance with your instructions.

A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee has not received voting instructions from the beneficial owner and does not have discretionary voting power with respect to that item. Brokers or other nominees are expected to have discretionary voting power for Proposal 2, appointment of independent auditors by the Audit Committee; however, brokers will not be able to affect the outcome of Proposal 1 regarding election of directors. As a result, if you do not provide specific instructions, your broker or nominee can only vote on Proposal 2 and not Proposal 1; additionally, broker non-votes will not be considered for purposes of determining whether a quorum is present. It is particularly important that you provide voting instructions to your record holder so that your shares may be voted in the election of directors.

Stock Ownership of Certain Persons

The following table sets forth the number and percent of shares of Common Stock beneficially owned as of April 7, 2011 by: (i) all directors and director nominees; (ii) executive officers, as named in the 2010 Summary Compensation Table on page 17; (iii) all current directors and executive officers as a group; and (iv) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock (“principal shareholder”). Except as otherwise indicated in the footnotes to the table, the Company believes that the individuals listed each possess sole voting and investment power with respect to such shares; additionally, to the best of the Company’s knowledge, none of the shares listed are pledged as security to any party.

Unless otherwise indicated below, the business address of each beneficial owner of more than 5% of Common Stock is: c/o Southeastern Banking Corporation, P.O. Box 455, 1010 North Way, Darien, Georgia 31305.

Name of Beneficial Owner	Common Stock	Options Exercisable within 60 Days(1)	Total Beneficial Ownership	Percent of Class(2)

Directors, Nominees, and Executive Officers:
Alyson G. Beasley(3)	826,919	3,750	830,669	26.51
Leslie H. Blair(4)	8,340	-	8,340	*
David H. Bluestein(5)	17,700	-	17,700	*
Cornelius P. Holland, III(6)	9,456	5,625	15,081	*
Alva J. Hopkins, III(7)	34,398	-	34,398	1.10
John C. Houser	100	3,750	3,850	*
Donald R. McCue	1,000	-	1,000	*
All Directors and Executive Officers as a group (7 persons)	897,913	13,125	911,038	28.99
Other Principal Shareholder(s):
William Downey(8)	182,514	-	182,514	5.83

*	Less than 1% of outstanding shares of Common Stock and exercisable options.
(1)

Pursuant to Securities and Exchange (“SEC”) Rule 13d-3, persons are deemed to beneficially own shares that are the subject of stock options exercisable within 60 days. The Company granted incentive stock options, which vest 25% per year over four consecutive years of service, in July 2008 and July 2009; no options were granted prior or subsequent to these dates. Options granted to Ms. Beasley and Messrs. Holland and Houser totaled 5,000, 7,500, and 5,000, respectively, in both 2008 and 2009. One-half or 50% of the options granted in 2008, and 25% of the options granted in 2009 are currently exercisable and included in this column. Exercise prices range from $11.00 – $19.50. Non-employee directors of the Company are not eligible for stock option grants under the current program.

(2)	Based on 3,129,388 shares of Common Stock outstanding on April 7, 2011, plus stock options exercisable within 60 days following such date in accordance with SEC Rule 13d-3.

(3)

Includes 594,141 shares held in trust for the estate of Ms. Beasley’s father, 111,000 shares held in trust for the estate of Ms. Beasley’s mother, and 13,119 shares held in trust for the estate of Ms. Beasley’s grandmother. Also includes 34,566 shares held in trust for her uncle.

(4)

Includes 3,000 shares owned by Mr. Blair’s spouse, who has sole voting and investment power over such shares. In accordance with age provisions in the Company’s Bylaws, Mr. Blair is ineligible for nomination in 2011.

(5)	Includes 3,045 shares owned by Mr. Bluestein’s spouse, who has sole voting and investment power over such shares.
(6)	Includes 1,542 shares owned by Mr. Holland’s spouse, for which Mr. Holland disclaims beneficial ownership. Mr. Holland shares voting and investment power with respect to 280 shares.
(7)	Includes 1,980 shares owned by Mr. Hopkins’s spouse, who has sole voting and investment power over such shares.
(8)

Includes 29,700 shares owned by Mr. Downey’s spouse, who has sole voting and investment power over such shares. Also includes 1,300 shares in a family-affiliated company of which Mr. Downey is manager. Mr. Downey’s business address is: c/o Golden Isles Realty Company, Inc., 330 Mallery Street, St. Simons Island, Georgia 31522. Mr. Downey serves as a consultant to the Company and received $7,000 for consultancy services rendered in 2010; he also received $2,800 for serving as an emeritus director of Southeastern Bank. Mr. Albert Downey, William Downey’s son, serves on the bank Board and its Executive, Compensation, and Asset/Liability Committees.

PROPOSAL ONE - ELECTION OF DIRECTORS

A Board consisting initially of five directors will be elected at the Meeting for one-year terms expiring at the next Annual Meeting of Shareholders in 2012 or until their successors are elected and qualified. The Board has unanimously approved the nominees named on the next two pages, all of whom are members of the current Board.

Unless otherwise instructed, it is the intention of the persons named in the accompanying form of proxy to vote for the election of the five nominees named. If, at the time of the Meeting, any of the nominees should be unable or unwilling to serve, the proxies are authorized to vote for such substitute nominee, or nominees, as the Board recommends. The Board has no reason to believe any nominee will be unavailable to serve as a director. Except as disclosed in this Proxy Statement, there are no arrangements or understandings between any nominee and any other person pursuant to which such nominee was selected. Additionally, other than the Company’s Chief Executive Officer and Treasurer, all nominees are independent as defined by NASDAQ rules, which are described under “Corporate Governance” on page 9. In determining a director’s independence, the Board pays particular attention to a director’s affiliation with management and any credit relationships that may exist with the director or a related interest. Transactions with directors and related persons are further discussed on page 22.

None of the nominees and additionally, none of the current directors or executive officers, have been involved in legal proceedings related to bankruptcies, criminal proceedings, or securities law violations. All nominees have been engaged in their respective principal occupation and have been associated with their respective employers for the last five years.

No other persons were nominated. Therefore, you may not vote your proxy for the election of a person to fill a directorship who is not named in this Proxy Statement. Directors are elected to serve only one-year terms; accordingly, all directors will be subject to reelection at the next Annual Meeting.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR ALL NOMINEES.

Nominees for Directorship

The following table sets forth certain information with respect to each nominee for election to the Board. Each nominee serves as an executive officer of their principal employer, unless retired or self-employed, and has significant experience in business and financial matters. Additionally, each nominee actively participates in civic and community affairs and/or various professional organizations associated with their principal occupation. Except for Mr. Holland and Ms. Beasley, none of the nominees or directors is employed by the Company or its bank subsidiary; however, Mr. McCue provides consulting services for Southeastern Bank which are further discussed under “Director Compensation.”

Name and Principal Occupation	Age	Director Since

Alyson G. Beasley

Ms. Beasley has served as Vice President of the Company since June 2000 and jointly, Vice President & Treasurer, since March 2004. She has also held the following positions at Southeastern Bank: Chief Financial Officer from January 2010 – present; Controller from March 1993 – January 2010; and management associate from September 1992 – March 1993. Ms. Beasley also serves as Treasurer of SBC Financial Services, Inc., the Company’s inactive subsidiary. Prior to September 1992, Ms. Beasley served as a staff accountant with Deloitte & Touche. She graduated from Emory University with a BBA in Accounting in 1989. Ms. Beasley actively participates in various civic organizations. Ms. Beasley’s professional experience and accounting knowledge are beneficial to the Board.

	43	1999

David H. Bluestein

Mr. Bluestein served as Mayor of the City of Darien, Georgia from 1988 – 2007 and as City Councilman from 1983 – 1987. He owned and operated Bluestein’s Supermarkets, Inc., in McIntosh County from 1978 until his retirement in 2000. He first began employment in his family business after graduation from Auburn University with a BS in Business Administration in 1964. He continues to be actively involved in many civic organizations, including the Foundation Board of College of Coastal Georgia and the McIntosh Art Association. Mr. Bluestein’s business experience provides the Board insight into the challenges facing small business owners in our markets. His personal contacts and familiarity with the community are assets to the Board.

	69	1984

Cornelius P. Holland, III

Mr. Holland has served as President and Chief Executive Officer of the Company since December 1997. Mr. Holland has also held the following positions at Southeastern Bank: President & Chief Executive Officer from April 2002 – present; Chairman & Chief Executive Officer from December 1997 – April 2002 (Chairman title was eliminated in favor of President title); and Vice Chairman from April 1997 – December 1997. Mr. Holland also serves as President of SBC Financial Services, Inc., the Company’s inactive subsidiary. Prior to joining the Company, Mr. Holland held various positions at Compass Bank, Birmingham, Alabama, lastly Senior Vice President/Manager, Metropolitan Commercial Banking. Mr. Holland holds a law degree from the Cumberland School of Law, Samford University, and a BS in Finance from the University of Alabama. He serves on the Southeast Georgia Regional Hospital Foundation Board, the Darien Downtown Development Authority, and the Foundation Board of College of Coastal Georgia. Mr. Holland is also a director of the Georgia Bankers Association and participates in other community activities. His extensive knowledge of the Company provides critical leadership to the Board during these challenging economic times.

	55	1997

Alva J. Hopkins, III

Mr. Hopkins has served as President of Toledo Manufacturing Company, Inc., a timber land management company in Folkston, GA, since 1989. In addition to his position at Toledo, Mr. Hopkins is also the Secretary and Treasurer of Gowen Timber Company, Inc. and serves on its Board as well as the Hopkins-Gowen Oil Company, Inc. Board. From 1977 – 1989, Mr. Hopkins practiced as an attorney-at-law. He holds a law degree from Mercer University and BS in

Name and Principal Occupation	Age	Director Since

Alva J. Hopkins, III (continued from prior page)

Political Science from Emory University. Mr. Hopkins is a former President and current Board member of the Georgia Forestry Association and a founding member of the Greater Okefenokee Association of Landowners and the St. Marys River Management Committee. He also serves on the Georgia Ports Authority and Forest Landowners Association Board and participates in other civic activities. Mr. Hopkins’ professional experience as a timber dealer and landowner provides the Board with business insight and analytical skills that are necessary to manage the Company’s affairs in this difficult economic environment. His business and personal ties give him a unique perspective of the markets in which the Company operates.

	58	1978

Donald R. McCue

Mr. McCue has performed consulting services for Southeastern Bank since 2003 on various matters, including internal audit organization and activities, business strategy, mergers and acquisitions, and operational control. Mr. McCue was partner of Pricewaterhouse Coopers, LLC’s (“Price”) Columbus, Ohio office for 35 years until his retirement in July 1999. During his tenure at Price, Mr. McCue specialized in the financial services industry with a concentration in publicly-held banking, insurance, and investment companies. His clients at Price included large bank holding companies, community banks, insurance companies, HMOs, and investment firms. Mr. McCue served as regional financial services practice leader of five of Price’s Midwest offices from 1991 – 1999 and managing partner of the Columbus office from 1981 – 1991. He graduated from the University of Denver with a BSBA in Accounting in 1964 and became a CPA in 1966. Mr. McCue participates in various community and philanthropic activities. Mr. McCue brings essential financial acumen to the Board.

	68	2010

There are no family relationships among the director nominees, executive officers, or principal shareholders of the Company. All directors have served continuously since their respective election. The Company’s Bylaws require directors to retire from the Board the year following their 70th birthday unless an officer of the Company, in which case retirement can be deferred until such director no longer serves as an officer.

Board Leadership Structure and Risk Oversight

Given the current size of the Company and its Board, the Company has not separated the capacities of Chairman from CEO. Rather, Mr. Holland, President and Chief Executive Officer (“CEO”) of both the Company and Southeastern Bank, serves in this dual capacity. The current structure has allowed the Company to operate both efficiently and leanly. Decisions are made quickly without undue complications from layers of management. The current structure does not hinder the non-management directors from raising issues or concerns for Board consideration; for this reason, the Company has not designated a lead independent director. While the Board believes the current structure effectively addresses its needs, the Board plans to review its leadership structure on a regular basis and make changes as needed. As the Company grows and regulatory and compliance issues become more complex, separation of the Chairman and CEO roles may become necessary. Increasing Board size may also become necessary. The Board expects to promote diversity as it increases the number of members.

The Company’s Board maintains a key role in the oversight of risk. The Company faces a variety of risks, many of which are described in the “Risk Factors” section of Part I of the Company’s 2010 Annual Report on Form 10-K. Risk may be addressed at various times by either the full Board or one or more Board committees. Senior management is responsible for identifying and managing material risks faced by the Company. The Audit Committee also has certain responsibilities and duties concerning risk, which are vested in the committee by the Audit Committee charter. These responsibilities include discussing with management, the internal audit department, and the Company’s independent auditors the major financial risk exposures faced by the Company and steps management has taken to monitor, control, and minimize such exposures. Liquidity risks and risks associated with the Company’s borrowing facilities and cash management are handled primarily by the bank accounting department, which provides monthly reports to the Board. Credit risks, including problem asset trends, are monitored primarily by the bank credit administration department, which normally meets with the Southeastern Bank Executive Committee twice monthly. General business and operational risks are handled primarily by executive management, who discusses these risks during regular Board meetings as needed. Board committees are discussed further below.

Meetings and Committees of the Board

The Board conducts its business through meetings of the Board and through the activities of its committees, including subsidiary Boards and committees. The Company’s Board regularly meets quarterly and other times as needed. During the year ended December 31, 2010, the Board held ten meetings, including four regular quarterly meetings and six joint meetings with the bank subsidiary Board. All the Company’s directors except Mr. Bluestein attended at least 75% of Board and committee meetings, including active subsidiary Board and committee meetings, on which they served. Mr. Bluestein attended all Company Board, subsidiary Board, and committee meetings other than the bank subsidiary’s Asset/Liability Committee meetings in 2010; Mr. Bluestein attended 67% of Asset/Liability Committee meetings.

The Executive Committee of the Board consists of Messrs. Bluestein, Holland, Hopkins, and Ms. Beasley. This committee evaluates potential acquisitions and handles other Company matters on an as-needed basis between Board meetings. The committee can exercise the authority of the full Board, except it cannot approve or propose to shareholders any action that lawfully must be approved by shareholders; fill vacancies on the Board or any committee; amend the Articles of Incorporation; adopt, amend, or repeal the Bylaws; or approve a dissolution, merger, or sale of all or substantially all of the Company’s assets. The Executive Committee did not hold any meetings during 2010.

All members of the Company’s Board also serve on the Southeastern Bank Board. The Southeastern Bank Board meets monthly, and its Executive Committee, normally twice a month. In 2010, the Southeastern Bank Board held 12 meetings. Messrs. Bluestein, Holland, and bank-only directors Albert Downey and Craig Root also serve on the Southeastern Bank Executive Committee. This committee primarily reviews and approves loans but is also empowered to act on other bank matters in the absence of the bank Board. In 2010, the Executive Committee, and the Board itself, primarily addressed continuing deterioration in real estate markets and resultant trends in nonperforming assets. The Southeastern Bank Executive Committee held 19 meetings in 2010.

Messrs. Hopkins and Bluestein and bank-only director Jerry W. Harper, all of whom are considered independent under NASDAQ rules discussed on page 9, are current members of the joint Audit Committee of the Company and Southeastern Bank. The Audit Committee appoints, compensates, retains, and directly oversees the work of the Company’s independent auditors subject to shareholder ratification. The Audit Committee is charged with monitoring the integrity of the Company’s financial statements; the independence and qualifications of its independent auditors; the Company’s system of internal controls; the performance of the Company’s internal audit process and independent auditors; and the Company’s compliance with laws, regulations, and codes of conduct. The Audit Committee also resolves any disagreements between management and the auditors regarding financial reporting. It pre-approves all audit services and permitted non-audit services provided to the Company by its independent auditors. It also performs other related duties as defined in its written charter, a copy of which is located on the bank subsidiary website at www.southeasternbank.com or available in print to any shareholder upon request to the Secretary, Southeastern Banking Corporation, P.O. Box 455, Darien, GA 31305. The Board has determined that Mr. Harper meets the definition of “Audit Committee financial expert” for the joint Committee as defined by the SEC’s rules and regulations. Mr. Harper, a CPA since 1971, is a current partner and former managing partner of Schell and Hogan, LLP, a full-service accounting firm based in Brunswick, Georgia. Mr. Harper’s extensive background in accounting and tax matters, mostly obtained during his four-decade tenure at Schell and Hogan, includes audits and financial statements. The “Audit Committee Report” on the Company’s financial statements for the year ended December 31, 2010 is located on page 20. The Audit Committee held seven meetings in 2010.

The Compensation Committee of Southeastern Bank is responsible for approving the compensation arrangements for the Company’s executive officers. It is also responsible for oversight and administration of the 2006 Stock Option Plan (the “Stock Option Plan”), the Employee Profit-Sharing Plan (the “Profit-Sharing Plan”), and various other employee benefits, as discussed further below. The committee also performs other ancillary duties. The current members of the Compensation Committee are Messrs. Bluestein, Hopkins, McCue, and bank-only director Albert Downey. The Compensation Committee, which does not currently have a charter, held one meeting during 2010.

The Nominating Committee advises the Board with respect to matters of Board composition and procedures. The committee does not have formal requirements or minimum standards for individuals that are nominated. Rather, the committee considers each candidate on his or her own merits. In evaluating candidates, the committee has certain criteria that it views as relevant and is likely to consider. These factors include a candidate’s:

•	Career experience, particularly experience related to the Company’s business, such as banking and financial services, legal, accounting, human resources, finance, and marketing experience;

•	Experience serving within senior management of other companies or on other boards of directors that have faced issues of the same sophistication the Company faces;

•	Contribution to the diversity of the Board;

•	Integrity and reputation;

•	Qualification as an independent director;

•	Academic credentials;

•	Other obligations and time commitments and ability to attend meetings in person;

•	Status as a stakeholder in the Company; and

•	Current membership on the Company’s Board as the Board values continuity, but not entrenchment.

The committee does not assign a particular weight to these individual factors. Similarly, the committee does not expect any individual candidate to meet all, or even more than a few, of these factors. Instead, the committee looks for a mix of factors that, when combined with the experience and credentials of other candidates and existing directors, will provide the Company and its shareholders with a diverse and experienced Board. The committee does not have a charter formally governing the nomination process. To date, all director nominees have been identified by current directors or management based or personal acquaintance or reputation. The Company has never engaged a third party to identify director candidates, and the Company has never received a proposed director candidate from a source outside the Company. However, the Board would consider any director candidate proposed in good faith by a shareholder of the Company. To do so, a shareholder should send the candidate’s name, credentials, contact information, and his or her consent to be considered as a candidate to the Secretary of the Company. A shareholder nomination for election at next year’s Annual Meeting must be received by the Secretary no later than December 23, 2011.

During 2010, Mr. McCue was identified as a director candidate for the Company and its bank subsidiary by the CEO and Treasurer due to his extensive experience auditing and consulting publicly-held banks and bank holding companies. The recommendation was unanimously approved by the Boards of both the Company and Southeastern Bank. Non-management directors of the Company approving Mr. McCue’s election in September 2010 were Messrs. Bluestein, Hopkins, and Leslie H. Blair. As noted under “Director Compensation,” Mr. Blair is ineligible for nomination to the Board in 2011 due to age provisions in the Company’s Bylaws. No other candidates were presented for consideration during 2010. Messrs. Bluestein, Hopkins, and McCue, all of whom are considered independent, are the current members of the Nominating Committee. The Nominating Committee did not hold any separate meetings during 2010.

The Building and Nominating Committee of Southeastern Bank is responsible for overseeing the director nomination process for the bank subsidiary Board. The procedures governing the nomination process mirror those of the Company, and like the Company, the subsidiary bank committee does not currently have a charter formally governing the nomination process. As noted in the paragraph above, Mr. McCue was also elected to the bank subsidiary Board in September 2010. Messrs. Hopkins and bank-only director Albert Downey served on the Building and Nominating Committee in 2010. Current members are Messrs. Hopkins and McCue. This committee held no meetings during 2010.

Messrs. Bluestein, Holland, and Ms. Beasley serve on the Board of SBC Financial Services, Inc., the Company’s subsidiary which formerly offered insurance agent and investment brokerage services but is now inactive. One meeting was held by the SBC Financial Services, Inc. Board in 2010.

The Company expects, but does not require, directors to attend the Annual Meeting of Shareholders. Last year, all incumbent directors attended the Annual Meeting.

Director Compensation

The Board determines the amount and form of director compensation. Procedures regarding the determination of director compensation are similar to those used by the Compensation Committee for executive compensation.

The following table provides information concerning the compensation of directors for the most recent fiscal year. Except as noted below, all directors are paid at the same rate. The differences among directors in the table below result from additional compensation for chairing a committee as well as varying numbers of meetings attended and corresponding payments of meeting fees. Non-employee directors of the Company receive a fee of $700.00 per meeting. No fees are paid to members of committees appointed by the Company Board for their service on Company committees. Non-employee directors of Southeastern Bank are paid a director’s fee of $700.00 per month, and, if on the Executive Committee, an additional $450.00 per month. Audit Committee members are paid $225.00 for each meeting attended except for the Chair and Vice Chair of that Committee who are paid $275.00 for their attendance. Electronic Data Processing Committee, Compensation Committee, and Asset/Liability Committee members are paid $225.00 for each meeting attended. Normally, only bank director fees are paid when the Company and the bank subsidiary hold joint meetings. Non-employee directors of SBC Financial Services, Inc. are paid $100.00 per meeting attended. Non-employee directors do not participate in employee benefit programs that provide incentive compensation, including equity incentives or retirement benefits.

No fees are paid to directors employed by the Company and its subsidiaries for their attendance at any Board or committee meetings. In 2010, two of the Company’s directors also served as employees of the bank subsidiary. Cornelius P. Holland, III served as President and CEO, and Alyson G. Beasley, as Chief Financial Officer; their compensation is discussed in the “Executive Compensation” section of this Proxy Statement. Additionally, R. Lanier Miles, an Executive Vice President of Southeastern Bank, served on the bank subsidiary Board. In 2010, compensation for Mr. Miles totaled $53,973. This compensation comprised a base salary of $50,727 and all other compensation of $3,246. Contributions to the Profit-Sharing Plan, which includes a 401(k) match, comprised $2,890 of “all other compensation” and automobile use & miscellaneous, $356, in 2010, respectively. Mr. Miles is not eligible to participate in the Company’s Annual Incentive Plan (“AIP”) due to his part-time status. Additionally, like all other officers and employees, he was not granted any stock option awards under the Stock Option Plan in 2010. The AIP and the Stock Option Plan are more fully described in the “Executive Compensation” section of this Proxy Statement.

Director Compensation Table

Name(1)	Fees Earned or Paid in Cash	All Other Compensation(4)	Total
Leslie H. Blair(2)	$16,600	—	$16,600
David H. Bluestein	$18,725	—	$18,725
Alva J. Hopkins, III	$13,750	—	$13,750
Donald R. McCue(3)	$3,025	$35,550	$38,575

(1)

Does not include employee directors. Amounts paid Mr. Holland and Ms. Beasley are reported in the Summary Compensation Table on page 17; amounts paid bank-only director Miles are reported in the narrative above.

(2)	Due to attainment of age 70, Mr. Blair retires from the Board effective the date of the Annual Meeting.
(3)

Mr. McCue is paid $450 per day worked on consulting projects for Southeastern Bank. The consulting arrangement with the bank subsidiary began in 2003 and is further discussed under “Nominees for Directorship.” In 2010, Mr. McCue was paid $35,550 in consultancy fees.

(4)	No non-employee director received perquisites or personal benefits in excess of $10,000 in 2010.

Corporate Governance

Although its Common Stock trades over-the-counter and is not listed on a national securities exchange, the Company uses the NASDAQ listing standards to determine whether the majority of its directors and director nominees are independent. In determining whether members of a specific committee of the Board are independent, the Company applies the independence standards promulgated by NASDAQ for the specific committee, including the Audit, Compensation, and Nominating Committees. Based on the NASDAQ definitions, the Company has determined that the majority of its directors and all of its Audit, Compensation, and Nominating Committee members are independent.

In addition to the discussion of director independence and other matters in the foregoing sections, refer to “Corporate Governance” in Part II of the Company’s 2010 Annual Report on Form 10-K for more details on the Company’s corporate governance practices, including the code of ethics applicable to the Company’s CEO and Treasurer as well as other financial officers.

Shareholder Communications with Directors

Shareholders or other interested parties wishing to contact the Board or a specified director(s) or committee of the Board should address correspondence to the Secretary of Southeastern Banking Corporation, P.O. Box 455, Darien, Georgia 31305, if by mail; 1010 North Way, Darien, GA 31305, if by courier; or via the “Contact Us” link from the bank subsidiary website at www.southeasternbank.com, if by e-mail. All communications so received from shareholders or other interested parties will be forwarded to the members of the Board, or to a specific Board member(s) or committee if so designated by such person. Anyone who wishes to communicate with a specific Board member(s) or committee should send instructions asking that the material be forwarded to the director(s) or to the appropriate committee chair.

EXECUTIVE COMPENSATION

Executive Officers

Executive officers are elected annually by the Board. The table below sets forth the name of each executive officer of the Company and its subsidiaries as of December 31, 2010 and the principal positions and offices he or she holds with the Company. Unless otherwise indicated, each of these officers has served as an executive officer of the Company or its bank subsidiary for at least five years.

Name	Information about Executive Officers
Cornelius P. Holland, III	President and CEO of the Company. Mr. Holland is also President and CEO of Southeastern Bank and SBC Financial Services, Inc.

John C. Houser

Executive Vice President of Southeastern Bank since January 2007 with lending oversight of all bank locations. From July 2004 – December 2006, Mr. Houser served as Senior Vice President and chief credit officer. Prior to July 2004, Mr. Houser was Vice President – Commercial Sales Manager of AmSouth Bank, Birmingham, Alabama. Mr. Houser was appointed an executive officer of Southeastern Bank in January 2005. Mr. Houser is 47.

Alyson G. Beasley

Vice President and Treasurer of the Company. Ms. Beasley is also Chief Financial Officer and Assistant Secretary of Southeastern Bank with responsibility for various finance-related functions and Treasurer of SBC Financial Services, Inc.

Compensation Committee Processes and Procedures

All executive compensation is paid by the bank subsidiary. Accordingly, decisions regarding the compensation of executive officers are made by the Compensation Committee of Southeastern Bank, which is referenced in this section as the Committee. Specifically, the Committee has strategic and administrative responsibility for a broad range of issues, including ensuring that key management employees are compensated effectively and in a manner consistent with stated compensation strategy and applicable regulatory requirements. The Committee also oversees certain other employee benefits, including the Stock Option Plan and the Profit-Sharing Plan. The bank Board appoints each member of the Committee and has determined that each member is independent under NASDAQ rules, as further discussed under “Corporate Governance.” Mr. Holland frequently attends Committee meetings at the Committee’s request but does not vote on any Committee matter or participate in decisions regarding his personal compensation; all decisions relating to the CEO’s compensation are made by the Committee in executive session, without management present.

The Committee’s policy is to review all components of executive officer compensation, including base salary, bonuses, and long-term incentives, at least annually. The Committee conducts these reviews to ensure that senior management compensation is consistent with its compensation philosophies, Company and personal performance, changes in market practices, changes in an individual’s responsibilities, and historically, inflation. At the Committee’s first regular meeting each year, which is typically held in January or February, the Committee makes a more specific review which focuses on performance for the most recent fiscal year. From time to time, as discussed further below, the Committee may hire a third party consultant to advise it on executive compensation and benefit programs. The Committee has the authority to hire and fire any consultant and engage other advisors.

In determining the amount of executive officer compensation each year, the Committee reviews competitive market data from the banking industry as a whole and Georgia financial institutions within its asset size specifically. The Committee makes specific compensation decisions based on such data, Company performance, and individual performance and circumstance. With regard to formula-based incentives, the Committee develops performance targets using management’s internal business plan, industry and market conditions, and other factors.

The Committee also considers regulatory guidance, including the new guidelines issued June 21, 2010 by the Federal Reserve on incentive compensation. The Federal Reserve guidance, which applies to all financial institutions, includes three principles:

•	Incentive compensation arrangements should balance risk and financial results in a manner that does not provide employees incentives to take excessive risks on behalf of the financial institution;

•	A financial institution’s risk-management processes and internal controls should reinforce and support the development and maintenance of balanced incentive compensation arrangements;

•	Banking organizations should have strong and effective corporate governance to help ensure sound compensation practices.

Over the last three years and also, 2011, the Committee has taken the following actions regarding compensation:

•

Reviewed incentive compensation arrangements with executive officers to ensure that these arrangements do not encourage executive officers to take excessive or unnecessary risks that may threaten the Company’s value;

•	Made no AIP bonus payments to executive or other officers based on 2008 and 2009 performance;

•	Suspended the AIP for 2010 and 2011, although present design of the program remains unchanged, as discussed under “Annual Cash Incentives” below;

•	In 2009, 2010, and also, 2011, eliminated annual merit-based or other salary increases, except in connection with a promotion or job reevaluation; and

•

Implemented a commission program to promote the sale of foreclosed properties, calculated as five percent of the sales price or $1,500, whichever is less. All employees except executive officers and the lender that originated the underlying loan are eligible to participate in the program.

The Committee continues to refine the Company’s compensation practices and realizes that additional changes, other than those discussed above, may be needed going forward. Annual cash incentives, in particular, may be eliminated as an element of executive compensation.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The Committee sets total compensation for the Company’s executive officers, including the CEO, by evaluating all elements of compensation on an annual basis. This evaluation includes:

•	Evaluation of cash compensation;

•	Review of trigger (minimum), target, and superior (maximum) payout levels under bonus plan, unless suspended;

•	Assessment of stock-based compensation plan;

•	Consideration of the value of benefit plans;

•	Comparisons to compensation packages provided to executive officers by comparable banks, to gain perspective and context;

•	Analysis of whether compensation is aligned with the interests of shareholders;

•	Consideration of the value of any special benefits and perquisites; and

•	Consideration of the tax deductibility and accounting implications of executive compensation, as needed.

Based on this evaluation, the Committee has concluded that the total compensation package is reasonable and appropriately designed to attract, retain, and motivate the Company’s executive officers but also fair from a shareholder’s perspective.

Executive Compensation Philosophy

The Company has designed a compensation framework to drive financial performance and increase shareholder value. The principles of this framework include:

•	Pay should align with performance.

•	Pay should be competitive with the marketplace.

•	Pay should be at risk to align with shareholder return.

•	Compensation must comply with applicable legal and regulatory limits.

•	Compensation policies and practices should not create risks that are likely to have a material adverse effect on the Company.

Objectives of Executive Compensation

The objectives of the Company’s executive compensation program are to:

•	Attract quality leadership;

•	Retain executive management required to lead the Company;

•	Encourage improvement in individual and business performance; and

•	Recognize the importance of improving shareholder value.

Decisions Regarding Composition of Total Compensation

The Company provides a mix of pay elements to align executive incentives with shareholder value. The compensation program has historically focused primarily on short-term compensation; however, stock options, which constitute long-term compensation, became part of overall compensation for the first time three years ago. Stock options better align executives’ interests with shareholders’ interests and maintain focus on the Company’s long-term performance. The use of stock options subjects executive officers to downside risk related to the Company’s performance and thus affects their overall compensation. Due to the elimination of AIP the last three years and also, 2011, plus the decline in stock price which makes the exercise of any current options unlikely, total direct compensation for executive officers is presently comprised entirely of base salary. The ranges for the elements of CEO compensation are set forth below:

Base Salary: Ranges from approximately 45% to 100% of total direct compensation

Short-Term Incentives: Range from approximately 0% to 40% of total direct compensation

Long-Term Incentives: Range from approximately 0% to 15% of total direct compensation

For the other executive officers, compensation is allocated as follows:

Base Salaries: Range from approximately 69% to 100% of total direct compensation

Short-Term Incentives: Range from approximately 0% to 21% of total direct compensation

Long-Term Incentives: Range from approximately 0% to 10% of total direct compensation

“Total direct compensation” comprises base salaries plus short-term and long-term incentives. As discussed earlier, short-term incentive pay may be completely eliminated in the future.

Executive Compensation Program Overview

The Company’s executive compensation program has four components, of which the incentive portion may not always be in effect:

•	Base salary;

•	Short-term (annual) cash incentives;

•	Long-term incentives; and

•	Benefits.

A brief description of these components and related programs follows:

1.	Base Salary

Base salaries are paid to attract and retain talented executives. The level of base salary paid depends mostly on an executive’s experience, duties, and scope of responsibility. The Committee generally determines any annual increase to base salary based upon an individual’s performance and/or changed responsibilities. Base salary is generally targeted at peer median to be competitive. Base salary directly affects the size of AIP awards, because AIP awards are calculated as a percent of base salary. Base salary also affects the level of benefits, including retirement contributions and life insurance coverage.

Since 2009, the Committee has eliminated salary increases for all employees, including executive officers, except in connection with a promotion or job reevaluation.

Base salaries normally represent a larger proportion of total compensation at lower executive levels, but at the CEO level are progressively replaced with larger variable compensation opportunities.

2.	Annual Cash Incentives

Historically, the Company has used annual cash incentives (again, the “Annual Incentive Plan” or “AIP”) to drive achievement of its annual performance goals. The current AIP, which was implemented in 2005 but subsequently suspended in 2010 and 2011 due to the economic downturn, focuses on the achievement of annual financial goals with awards paid in cash. In periods of strong financial performance, the AIP is designed to:

•	Support the Company’s strategic business objectives;

•	Promote the attainment of specific financial goals;

•	Reward achievement of specific performance objectives; and

•	Encourage teamwork.

All executive and other full-time officers participate in the AIP. The size of an executive’s AIP award is influenced by the scope of the executive’s responsibilities, market practices, and individual performance. The Committee generally targets annual bonus at market median practice for expected levels of performance, with upside opportunities for superior performance. The size of AIP also affects contributions to the Profit-Sharing Plan, as further discussed below. Awards earned under the AIP are generally contingent upon employment from April 1 through December 31 of each year.

The ultimate amount paid to an executive under the AIP is a function of four variables:

•	The executive’s level of participation;

•	The AIP goals established by the Committee for the executive;

•	The payout amounts established by the Committee which correspond to trigger, target, and superior levels of performance; and

•	The Committee’s determination of the extent to which the goals were met.

The Committee initially denominates AIP awards as a percent of an executive’s salary. The percentage represents the final AIP payout to the executive assuming AIP goals are achieved at the target level of performance. The actual amount paid under the AIP depends upon performance and can vary as discussed below.

Next, the Committee establishes financial and/or non-financial performance measures for each participant. For Mr. Holland, AIP performance measures have been a blend of 75% corporate performance and 25% individual performance; the heavier weighting accorded corporate performance results from the substantial impact Mr. Holland has on the achievement of those measures yet recognizes the substantial impact of other measures in a community banking environment. For Mr. Houser, AIP measures have historically been a blend of 70% corporate performance and 30% individual performance; he has significant responsibility for the success of the Company’s lending function. AIP measures for Ms. Beasley were a blend of 50% corporate performance and 50% individual performance.

With respect to corporate performance measures, AIP is normally based on net income, return on average assets, loan/deposit growth, asset quality, and stock price performance. Performance goals for future years may be expanded to include other financial measures as selected by the Committee.

The Committee sets target performance measures in January or February of each year based largely on management’s confidential business plan for the coming year, which typically includes planned revenue growth, asset growth, and profit improvement as well as various non-financial goals. The Committee also sets trigger and superior performance benchmarks. Superior award levels reflect ambitious goals which can be attained only when business results are exceptional, thus justifying the higher award payments. Similarly, minimum award or trigger performance levels are set sufficiently high that executives may fail to reach the minimum performance levels, resulting in no payments under the AIP.

Actual payouts under AIP depend on the level at which the performance measures are achieved. Overall achievement at the target level results in a final award payout equal to the target incentive award payment – which approximates 20% of base salary for Mr. Holland and 15% for the other executives. Actual performance at the trigger performance level results in a final award payment equal to 80% of the target amount for Mr. Holland and 67% of the target award amount for the other executives; performance below the trigger performance level results in no award payment. Actual performance above the target performance benchmark produces an award greater than the target award, up to 200% of the target award for Mr. Holland and 140% of the target award for the other executives. The Committee has the discretion to award a slightly higher percentage for performance that exceeds trigger or target but does not meet the next highest award level. Additionally, under the AIP formula, the CEO has a merit pool that can be used to reward performance of his direct reports. The CEO is not eligible for participation in the merit pool.

As a final step, the Committee assesses actual performance relative to pre-set goals and, thus, determines the amount of any ultimate award payment. In determining final awards and evaluating personal performance, the Committee considers adjusted GAAP net income and other corporate performance measures for unplanned, unusual, or non-recurring items of gain or expense. Going forward, the Committee will consider adoption of policies allowing recapture of incentive compensation paid to executive and other officers under certain circumstances.

In 2010, the Company continued to face unprecedented volatility, particularly in regards to real estate markets. Increased provisions for loan and other losses, margin compression, and loss of current tax deductibility impacted operating results significantly. By formula alone, no officer, including executive officers, qualified for payments under the AIP for 2010, even if AIP had not been suspended. As noted above, the Company has already suspended the AIP for 2011 and is reviewing its suitability for executive compensation going forward.

3.	Long-Term Incentives

The Company’s 2006 Stock Option Plan permits the grant of stock options to employees covering up to 150,000 shares of common stock. The Company believes that stock options provide a long-term link between the interests of executive officers and shareholders. Executive officers benefit from stock option grants only to the extent stock price appreciates, which is aligned with shareholder return. Options granted will have an exercise price equal to the fair market value of the Company’s stock on the grant date and vest 25% per year over four consecutive years of service; a year of service is defined as the twelve months following the date of grant. The options have ten-year contractual terms and expire if not exercised. The options generally are not transferable, and have value only to the extent that the Company’s stock price increases over the price level at the time of grant.

The Company’s policy is to make stock option grants only at current market prices. The Company does not grant “in-the-money” options or options with exercise prices below market value on the grant date. Absent special circumstances, the Company’s policy is to make grants to executive officers and other participants annually in July.

The Company does not make stock option grants at times when executive officers have knowledge of material information about the Company that has not been made public. Grants to all participants, including executive officers, are typically made at the same time.

Due to the net loss incurred, no options were granted to executive officers or other employees in 2010. At December 31, 2010, 79,750 shares remained available for grant under the 2006 Stock Option Plan.

4.	Benefits

A.  Profit-Sharing Plan

The Company maintains an Employee Profit-Sharing Plan (again, the “Profit-Sharing Plan”) with 401(k) features to provide a tax-advantaged savings vehicle for its employees. The Company makes matching contributions to the Profit-Sharing Plan to encourage employees to save money for their retirement. The Profit-Sharing Plan, and the Company’s contributions to it, enhances the range of benefits the Company offers executives and the Company’s ability to attract and retain employees.

Under the terms of the Profit-Sharing Plan, the Company will match an employee’s contribution in an amount equal to a discretionary percentage of the employee’s contribution as determined each year. In 2010, the Company matched up to 4% of eligible pay on a dollar-for-dollar basis. In 2011, the Company will again match up to 4% of eligible pay; the Company does not want to discourage its employees from maintaining a long-term perspective when planning for retirement, even given current volatility. Matching contributions vest to the employee when made by the Company. Any additional profit-sharing contributions are allocated to participants based on compensation and years of service; these contributions vest equally over a five-year period after the employee reaches two years of service. Immediate vesting applies when employment is terminated due to normal retirement at age 65 or later, disability, or death. All contributions are immediately eligible for investment by participants. The Company establishes its matching contributions by reference to market and historical practices.

B.  Perquisites and Other Benefits

Perquisites and other benefits represent a nominal part of the Company’s overall compensation package and are offered only after consideration of business need. The primary perquisite offered to senior management is use of a Company car. The Company reviews such perquisites and other benefits annually.

C.  Post-Termination Compensation

1. Retirement Plans. The Company maintains a defined contribution plan that encourages participants to set aside part of their current earnings to provide for their retirement. This Profit-Sharing Plan is described under Item 4A above.

2. Change in Control Agreements. The Company does not currently have any change in control agreements or employment contracts, written or unwritten, with any of its executive officers; as such, the Company would not make golden parachute or other severance payments.

External Review of the Executive Compensation Program

In 2005, a compensation consultant hired by the Committee performed a comprehensive review of all executive programs and recommended specific program improvements or changes to ensure that the Company’s programs were competitive and effective. Results of this study indicated that pay levels and practices were generally competitive but missing deferred or other long-term incentives. Shareholders approved a stock option plan for executives and other employees at the 2007 Annual Meeting that addressed this particular shortcoming. In 2008 and 2009, grants were made under the approved Stock Option Plan; no grants were made in 2010 due to poor operating performance. Although the Committee has tentatively decided to forego another comprehensive review until at least 2012, the Committee will continue to utilize the Company’s Human Resources department to monitor the overall effectiveness of current programs. The Company considers potential conflicts of interest resulting from fees and other matters in engaging any compensation consultant.

In 2005, the Committee also redesigned the AIP to more closely align incentive awards with officer performance and better measure individual contribution to the Company’s overall success. Additionally, in 2005, the Company assigned a salary grade based on job function and responsibility to each employment position. The salary grade results in a minimum and maximum pay range for each job position. The Company developed its initial salary grades based on the Compensation and Benefits Survey conducted by the Georgia Bankers Association and Matthews, Young – Management Consulting. The salary grades, which can vary by market area, are reviewed annually by the Company’s Human Resources department and adjusted periodically for competitive and other reasons. The AIP and other incentive programs in effect will be separately reevaluated in conjunction with the next executive program review.

Other Guidelines and Procedures Affecting Executive Compensation

Role of Executive Officers in Determining Executive Compensation. The Committee oversees the administration of executive compensation plans, including the design, performance measures, and award opportunities, and certain employee benefits. The Committee has the authority to determine, and approves, all compensation and awards, including option awards, to the CEO and other executive officers. Additionally, the Committee annually reviews the general elements of compensation for all non-executive officers. The CEO assists in the review of other executive officers and direct reports by providing performance and market data pertinent to compensation decisions for these officers.

Stock-Based Compensation – Procedures Regarding Timing and Pricing of Awards. Refer to the discussion under Item 3 on page 14 for Company policy on stock option grants.

Share Ownership and Share Retention Guidelines. All directors of the bank subsidiary must own at least 800 shares of Company stock in accordance with state law. No other share ownership or retention guidelines currently apply to directors or executive officers of the Company or its subsidiaries. The Company believes that significant share ownership by directors and executive officers can be a contributing factor to superior long-term corporate performance. The Company believes the Stock Option Plan will increase the share ownership of its executive and other officers long-term, thereby increasing their stake in the Company.

Risk Practices. The Company’s compensation policies and practices are not designed to create risks that are likely to have a material adverse effect on the Company. The Company specifically discourages its executive officers and other employees from taking material adverse risks simply to increase compensation. A common misconception about lenders, and particularly commercial lenders, is that they take significant risks on loans to increase their compensation package. In fact, the majority of loans that would significantly impact lender bonuses, when such bonuses are even available, are outside the individual lender’s loan authority; bank Executive Committee approval must be obtained before such loans are made.

Tax Considerations

Currently, all compensation paid to the Company’s executive officers is tax deductible to the extent of offsetting taxable income.

Summary

In summary, the Company believes this mix of salary, variable cash incentives, and equity ownership via the Stock Option Plan motivates its management team to produce strong returns for shareholders.

Compensation Committee Report

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the SEC.

Submitted by the Compensation Committee of Southeastern Bank:

David H. Bluestein, Chairman

Albert Downey (bank-only director)

Alva J. Hopkins, III

Donald R. McCue

EXECUTIVE COMPENSATION TABLES

Summary of Cash and Certain Other Compensation and Other Payments to Executive Officers

The following sections provide a summary of cash and certain other amounts the Company paid its executive officers for the year ended December 31, 2010. The compensation disclosed is presented in accordance with SEC regulations, which require, in some cases, inclusion of amounts paid in prior years; amounts that may be paid in future years, including amounts that will be paid only upon the occurrence of certain events, such as permanent disability or a change in control of the Company; and an assumed value for share-based compensation under accounting rules, even though any benefit from the award may depend on whether the Company’s stock price appreciates above its exercise price (price on date of grant) and the executive officer continues employment with the Company.

The narratives preceding the tables and the footnotes accompanying each table are important parts of each table. This section should be read in conjunction with the Compensation Discussion and Analysis previously presented.

Summary Compensation Table

The following table provides information concerning the compensation of executive officers for the most recently completed fiscal year.

Salary. In this column, the amount of base salary paid to each executive officer during the fiscal year is disclosed.

Option Awards. In this column, SEC regulations require disclosure of the aggregate grant date fair value of awards made in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation (FASB ASC Topic 718).

Non-Equity Incentive Plan Compensation. In this column, any earnings pursuant to awards under the AIP are disclosed. The AIP awards are annual awards, and payments for these awards are based on the achievement of financial results measured as of December 31 of each fiscal year; accordingly, any amount paid for AIP corresponds to the fiscal year for which the award was earned although payment of the award was made after the end of such fiscal year. Since no AIP awards were made for 2010, 2009, or 2008 performance, no amounts are shown in this column.

All Other Compensation. In this column, the aggregate value of the following compensation is disclosed:

•	Perquisites and other personal benefits unless the aggregate amount of such compensation is less than $10,000;

•	Company contributions to the Profit-Sharing Plan – both vested and unvested; and

•	Any supplemental life insurance premiums paid during the year for the benefit of an executive officer.

No amounts are presented for group life, hospitalization, and disability plans that do not discriminate in scope, terms, or operation in favor of executive officers and that are generally available to all salaried employees.

2010 Summary Compensation Table

Name and Principal Position	Year	Salary	Option Awards(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation(3)	Total
Cornelius P. Holland, III President and CEO of the Company	2010 2009 2008	$266,598 266,598 265,702	- $14,550 24,225	- -	$18,590 23,884 28,081	$285,188 305,032 318,008

John C. Houser Executive Vice President of Southeastern Bank	2010 2009 2008	$167,200 167,200 166,600	- $ 9,700 16,150	- - -	$16,958 15,642 26,098	$184,158 192,542 208,848

Alyson G. Beasley Vice President and Treasurer of the Company	2010 2009 2008	$122,548 122,548 122,155	- $ 9,700 16,150	- - -	$7,611 9,961 13,690	$130,159 142,209 151,995

(1)

No option awards were granted in 2010. Option awards granted July 21, 2009 had an exercise price of $11.00 and were valued at $1.94 per share in accordance with accounting guidance on stock-based compensation. Option awards granted July 21, 2008 had an exercise price of $19.50 and were valued at $3.23 per share. No forfeitures were assumed for the awards granted in 2009 or 2008.

(2)	No AIP payment was made to Messrs. Holland, Houser, or Ms. Beasley for 2010, 2009, or 2008.
(3)	“All other compensation” includes the following perquisites, personal benefits, and other compensation in 2010:

	Perquisites and Personal Benefits			Other Compensation
Name	Club Membership	Personal Use of Company Car (A)	Other	Profit-Sharing Plan Contribution(B)	Executive Life Insurance(C)
Cornelius P. Holland, III	-	$3,535	-	$13,915	$1,140
John C. Houser	$3,444	$2,944	-	$ 9,490	$1,080
Alyson G. Beasley	-	-	-	$ 6,979	$ 632

(A)

In accordance with SEC regulations, the Company reports use of corporate automobiles by executive officers as a perquisite or other personal benefit unless such use is generally available on a non-discriminatory basis to all employees or is integrally and directly related to the performance of the executive’s duties. The amounts reported are consistent with this standard. SEC rules require that such use be reported at the Company’s aggregate incremental cost which the Company equivocated to the automobile benefit included in the executive’s W-2 for the last fiscal year.
(B)	The amount shown includes matching and additional contributions to the Profit-Sharing Plan as discussed in other sections of this Proxy Statement. Forfeiture reallocations are included.
(C)	Executive and other senior officers are entitled to a $100,000 executive life insurance policy. This column includes the premium associated with this policy.

2010 Grants of Plan-Based Awards

No plan-based awards, including AIP or stock options, were granted to the Company’s executive officers in 2010. Additionally, as discussed earlier, no payouts will be made for 2011 performance.

Outstanding Equity Awards at December 31, 2010

The table below summarizes the unexercised stock option awards for the Company’s executive officers outstanding at December 31, 2010:

Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price	Option Expiration Date	Vesting Date(1)
Cornelius P. Holland, III	3,750 1,875	3,750 5,625	$19.50 11.00	7/21/2018 7/21/2019	7/21/2009 7/21/2010

John C. Houser	2,500 1,250	2,500 3,750	$19.50 11.00	7/21/2018 7/21/2019	7/21/2009 7/21/2010

Alyson G. Beasley(2)	2,500 1,250	2,500 3,750	$19.50 11.00	7/21/2013 7/21/2014	7/21/2009 7/21/2010

(1)

The options vest 25% per year over four consecutive years of service; a year of service is defined as the twelve months following the date of grant. The earliest vesting date is shown in this column. For example, under normal employment, the options granted in 2009 were 25% vested at July 21, 2010 and will be fully vested at July 21, 2013.

(2)

Ms. Beasley is the beneficial owner of more than 10% of the Company’s Common Stock. Under the terms of the Stock Option Plan, 10% beneficial owners must exercise options by the fifth anniversary of the grant date.

Option Exercises in 2010

No stock options were exercised by executive officers in 2010. Additional information on vested and unvested options is shown in the preceding table.

2010 Potential Payments upon Termination or Change in Control

The table on the next page summarizes the estimated payments to be made to executive officers at, following, or in connection with any termination of employment, including by resignation, retirement, death, disability, a constructive termination, or change in control. However, in accordance with SEC regulations, an amount to be provided to an executive officer that does not discriminate in scope, terms, or operation in favor of executive officers and which is generally available to all salaried employees is not reported. The discussion below assumes such hypothetical terminations occurred as of December 31, 2010.

Severance. The Company does not currently have any change in control agreements or employment contracts with any of its executive officers. Post-termination payments of salary or severance would be provided only under the Company’s broad-based severance practice in the event of a workforce reduction or other termination without cause. To date, the Company has never implemented a workforce reduction.

Upon a change in control, all outstanding stock options would vest immediately; benefits which would be provided upon this triggering event are discussed below under the caption, “Accelerated Vesting of Long-Term Incentives.”

Accelerated Vesting of Short-Term Incentives. The measurement period for AIP, the Company’s short-term incentive based on corporate performance, ends on the last day of the Company’s fiscal year. SEC regulations require the Company to assume that any change in control occurs on the last day of the most recent year-end. As a result, AIP would payout based on the achievement of AIP goals for the completed year, and payments would not be enhanced regardless of the circumstances surrounding termination. A change in control occurring on a date other than the last day of the fiscal year would not necessarily result in pro-rata payments to AIP participants, although the Compensation Committee could, in its discretion, consider such payments. As noted earlier, AIP was suspended in 2010 and remains suspended in 2011.

Accelerated Vesting of Long-Term Incentives. The Company currently provides long-term incentives to executive officers through stock options. Stock options normally vest 25% per year over four consecutive years of service provided the executive officer remains an active employee during the vesting period. No additional benefit from stock options is realized at death or disability. A change in control, however, would trigger immediate vesting of such options. Upon termination for cause, all unexercised options are forfeited immediately. The Company calculated the value of options which accelerate upon a change in control by multiplying the number of shares times the difference between the closing price of Company Common Stock on the last business day of the fiscal year and the exercise price of the options. A zero value is assumed when the exercise price exceeds such closing price.

Retirement Plan. Presently, employees become vested in matching contributions made to the 401(k) component of the Profit-Sharing Plan immediately. Employees are fully vested in any additional (i.e. non-401(k) component) contributions after six years of service. The profit-sharing benefits are not enhanced based on the circumstances regarding termination; however, immediate vesting applies when employment is terminated due to normal retirement at age 65 or later, disability, or death. Accelerated vesting would not result merely from a change in control. At December 31, 2010, Messrs. Holland, Houser, and Ms. Beasley were all fully vested in their profit-sharing benefits. Additional information regarding the Profit-Sharing Plan is located in the Compensation Discussion and Analysis.

Other Benefits. As of December 31, 2010, the Company did not have any other benefits reportable in the table below.

Executive Benefits and Payments upon Termination	Voluntary Termination	Involuntary Not for Cause Termination	For Cause Termination	Involuntary Termination/ Change in Control	Death	Disability

Cornelius P. Holland, III
Severance	-	-	-	-	-	-
Accelerated Vesting of Long-Term Incentives (1)	-	-	-	-	-	-
Retirement Plan	-	-	-	-	-	-
John C. Houser
Severance	-	-	-	-	-	-
Accelerated Vesting of Long-Term Incentives (1)	-	-	-	-	-	-
Retirement Plan	-	-	-	-	-	-
Alyson G. Beasley
Severance	-	-	-	-	-	-
Accelerated Vesting of Long-Term Incentives (1)	-	-	-	-	-	-
Retirement Plan	-	-	-	-	-	-

(1)	At a closing price of $9.00 on December 31, 2010, all unvested stock option grants have exercise prices above the current market value; accordingly, no value is reflected for this item.

PROPOSAL TWO- APPOINTMENT OF AUDITORS

Subject to approval by a majority of the shares represented at the Meeting, the Audit Committee shall be given authority to appoint the auditors of the Company for 2011. The Audit Committee’s decision is based on a review of the qualifications, independence, past performance, and quality controls of the auditor. The Committee also considers proposed audit scope, staffing and approach, and estimated fees. The Board expects that the Audit Committee will appoint Mauldin & Jenkins, LLC (“M&J”) or a similarly-qualified firm as the Company’s independent auditors for 2011. Services provided to the Company and its subsidiaries by Mauldin & Jenkins for the fiscal year ended December 31, 2010 included the examination of the Company’s consolidated financial statements, review of quarterly reports, and limited scope audit of the Company’s Profit-Sharing Plan. M&J has audited the Company’s financial statements for the last five years. No representatives from M&J are expected to attend the Meeting.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board has oversight responsibility for the Company’s financial accounting and reporting, systems of internal control, and audit processes. Management of the Company is directly responsible for preparing the Company’s consolidated financial statements as well as establishing an appropriate financial reporting process and effective systems of internal controls. M&J, as the Company’s independent registered public accountants, performs an independent audit of the Company’s financial statements and expresses an opinion on the conformity of the Company’s financial statements with accounting principles generally accepted in the United States of America. The Audit Committee members, other than Mr. Harper, are not professional accountants or auditors, and the Audit Committee’s functions are not intended to duplicate or certify the activities of management and M&J. The Audit Committee monitors and oversees these processes. In this context, the Audit Committee has:

•

Reviewed and discussed with management the audited financial statements for the year ended December 31, 2010, including discussions of the quality - not merely the acceptability - of the Company’s accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosure in the Company’s financial statements; management represented to the Committee that the Company’s financial statements were prepared in accordance with generally accepted accounting principles;

•	Discussed with the Company’s internal auditors and M&J the overall scope of their respective audits, results of their examinations, and quality of the Company’s financial reporting;

•

Discussed with M&J the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

•

Received the written disclosures and the letter from M&J required by the applicable requirements of the Public Company Accounting Oversight Board regarding M&J’s communications with the Audit Committee regarding independence; and

•	Discussed with M&J its independence from the Company and management.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the SEC.

Submitted by the Audit Committee:

Alva J. Hopkins, III, Chairman

David H. Bluestein

Jerry W. Harper (bank-only director)

The foregoing report of the Audit Committee shall not be deemed to be incorporated by reference in any previous or future document filed by the Company with the SEC under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the report by reference in any such document.

Audit and Non-Audit Fees

M&J billed the Company for the following services during the years ended December 31, 2010 and 2009:

	Years Ended December 31
	2010	2009

Audit Fees(1)	$98,500	$94,500
Audit-Related Fees(2) Tax Fees(3)	13,300 7,950	12,000 8,575

Total Fees(4)	$119,750	$115,075

(1)

Audit fees consist of fees billed for professional services rendered in connection with the audit of the annual consolidated financial statements and review of interim financial statements included in quarterly reports filed with the SEC.

(2)

Audit-related fees consist of billings for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements. This category includes fees pertaining to audits and reviews of the Company’s employee benefit plans.

(3)	Tax fees consist of fees billed for preparation of federal and state income tax returns and consultation related to same.
(4)	This amount includes all fees known to us through April 25, 2011.

The Audit Committee has concluded that the provision of the non-audit services listed above was compatible with maintaining the independence of M&J.

Audit Committee Policy for Pre-Approval of Independent Auditor Services

Consistent with its charter, the Audit Committee is required to pre-approve all audit and non-audit services provided by the independent auditors to assure that the provision of such services does not impair the auditor’s independence. The committee may delegate its pre-approval responsibility to a single member of the committee, provided that pre-approval decisions made by any such committee member are presented to the full committee at its next scheduled meeting. This responsibility has been delegated to the chair of the committee.

OTHER DIRECTOR AND EXECUTIVE OFFICER INFORMATION

Compensation Committee Interlocks and Insider Participation

The Company does not have any Compensation Committee interlocks. No executive officer served as a member of the Compensation Committee during 2010. Messrs. Bluestein, Hopkins, McCue, and bank-only director Albert Downey constitute all the directors who served on the Compensation Committee at any time during 2010. Mr. McCue was assigned to the committee after his election to the Board in September 2010.

During 2010, the Company’s bank subsidiary engaged in customary banking transactions and had outstanding loans to certain directors, executive officers, principal shareholders, and their affiliates, including members of immediate families, of the Company and its subsidiaries. These loans were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features. Such persons are expected to continue these transactions in the future. Additionally, in the ordinary course of business, the Company buys goods and services from directors who are not employees. During 2010, the Company paid Golden Isles Realty Company, Inc., from which principal shareholder William Downey is retired and his son, bank-only director Albert Downey is Vice President, a $50,000 brokerage commission in conjunction with a real estate purchase on St. Simons Island, Georgia. Other purchases of goods and services from directors were not material during 2010.

Transactions with Related Persons, Promoters, and Certain Control Persons

The Company does not consider credit relationships with directors and/or their affiliates to impair such director’s independence as long as the terms of the credit relationship meet the substantive requirements of Federal Reserve Regulation O. This regulation requires insider loans to be made on substantially the same terms, including interest rates and collateral, and to follow credit-underwriting procedures that are no less stringent than those prevailing at the same time for comparable transactions with other persons. Such loans also may not involve more than normal risk of repayment or present other unfavorable features. Additionally, no event of default may have occurred. The Board must review any credit to a director or his or her related interests that has become “criticized” (i.e., nonaccrual, past due, restructured, or a potential problem as defined by applicable regulation) in order to determine the impact such classification has on the director’s independence.

Additionally, the Company does not consider independent a director who serves as an executive officer of a company to which credit has been extended unless such credit meets the substantive requirements of Regulation O. The Company does not consider independent any director who is an executive officer of a company that makes payments to, or receives payments from, the Company for property or services in excess of 2% of such director’s company’s consolidated gross revenues in any fiscal year.

Related party transactions are further discussed under “Compensation Committee Interlocks and Insider Participation” on the preceding page.

Policies and Procedures for Approval of Related Party Transactions

The Company recognizes that related party transactions can present potential or actual conflicts of interest and create the appearance of decisions contrary to the best interests of the Company and its shareholders. To address these concerns, the Board has adopted a formal, written policy with respect to related party transactions.

For the purpose of the policy, a “related party transaction” is a transaction in which the Company participates and a related party has a direct or indirect material interest, other than (1) transactions available to all employees or customers generally; (2) transactions involving less than $120,000 when aggregated with all similar transactions; or (3) loans made by the Company in the ordinary course of business, made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with unrelated persons, and not involving more than normal risk of collectibility or presenting other unfavorable features.

Under the policy, any related party transaction must be reported to the Secretary and may be consummated or continued only if (i) the bank Executive Committee approves or ratifies such transaction and the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party; (ii) the transaction involves compensation that has been approved by the Compensation Committee; or (iii) the transaction has been approved by the disinterested members of the Board. The bank Executive Committee may approve or ratify the related party transaction only if the transaction is in the Company’s best interests.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (“Section 16(a)”), requires the Company’s directors, executive officers, and persons who own 10% or more of the Company’s Common Stock to file reports of ownership and changes in ownership with the SEC. To the Company’s knowledge, based solely on a review of the copies of Section 16(a) reports furnished to the Company during fiscal year 2010, all directors, executive officers, and 10% shareholders complied with all Section 16(a) filing requirements.

ADDITIONAL INFORMATION

Shareholder Proposals

In order to be eligible for inclusion in the Company’s proxy materials for next year’s Annual Meeting of Shareholders, any shareholder proposal to take action at such meeting must be received at the Company’s principal administrative office no later than December 23, 2011. Shareholder proposals should be delivered to the Secretary, Southeastern Banking Corporation, at P.O. Box 455, Darien, Georgia 31305, if by mail, and at 1010 North Way, Darien, Georgia 31305, if by courier. Any such proposal shall be subject to the requirements of the proxy rules adopted under SEC rules and regulations and, as with any shareholder proposal (regardless of whether included in the Company’s proxy materials), the Company’s Articles of Incorporation and Bylaws as well as Georgia law. Under the proxy rules, in the event that the Company receives notice of a shareholder proposal to take action at the next Annual Meeting that is not submitted for inclusion in the Company’s proxy materials, or is submitted for inclusion but is properly excluded from such proxy materials, the persons named in the form of proxy sent by the Company to its shareholders will vote on such proposal as the Board recommends without any discussion of the proposal in the 2012 Proxy Statement if notice of the proposal is not received at the principal administrative office of the Company by March 7, 2012.

Proxy Solicitation

The cost of soliciting proxies will be borne by the Company. The Company will reimburse brokerage firms and other custodians, nominees, and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Company’s Common Stock. In addition to solicitation by mail, directors, officers, and other employees of the Company may solicit proxies personally or by telephone, without additional compensation. The Company may also retain the services of a proxy solicitation firm, whose fees and expenses would be paid by the Company, although the Company has no present intention to retain any such firm.

Incorporation by Reference

“Risk Factors” from Part I and “Corporate Governance” from Part II of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 are incorporated by reference.

Other Matters

The Meeting will be open to the public; however, only persons who can demonstrate shareholder status on April 7, 2011, the record date, or their proxies will be entitled to vote or ask questions at the Meeting. If your shares are held in a brokerage account or by another nominee, you must obtain and bring to the Meeting a proxy or other evidence of ownership from your broker or nominee giving you the right to vote such shares if you wish to ask a question.

The Board knows of no other matters which will be brought before the Meeting. If other matters are properly introduced, including a proposal omitted from this Proxy Statement pursuant to SEC rules or incident to the conduct of the Meeting, the persons named in the enclosed proxy will vote on such matters as the Board recommends.

Shareholder voting results will be filed with the SEC within four business days of the Annual Meeting. These results will be detailed in a Current Report on Form 8-K accessible via a link from the Company’s Internet website at www.southeasternbank.com or directly from the SEC’s website at www.sec.gov.

By Order of the Board of Directors,

WANDA D. PITTS, Secretary

April 25, 2011

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	SOUTHEASTERN BANKING CORPORATION PROXY CARD	For All Nominees	Withhold	For All Except

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 19, 2011

This Proxy is solicited by the Board of Directors.

The undersigned, having received the Notice of Annual Meeting of Shareholders and Proxy Statement dated April 25, 2011 and a copy of the Southeastern Banking Corporation 2010 Form 10-K, hereby appoints Cornelius P. Holland, III and Alyson G. Beasley, and each of them, proxies, with full power of substitution, to vote for the undersigned all shares of common stock of Southeastern Banking Corporation (the “Company”) that the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held on May 19, 2011 at 1:00 p.m. local time at Southeastern Bank, 15 Trade Street, Brunswick, Georgia, and at any adjournment or postponement thereof, upon the matters described at right and in the accompanying Proxy Statement dated April 25, 2011. The proxies, in their discretion, are further authorized to vote on matters which may properly come before the 2011 Annual Meeting of Shareholders or any adjournment or postponement thereof.

		1.	PROPOSAL TO ELECT AS DIRECTORS TO SERVE UNTIL THE ANNUAL MEETING OF SHAREHOLDERS IN 2012:	☐	☐	☐
Alyson G. Beasley, David H. Bluestein, Cornelius P. Holland, III, Alva J. Hopkins, III, Donald R. McCue
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “For All Except” and write that nominee’s name on the line below.
				For	Against	Abstain
		2.	PROPOSAL TO APPROVE THE APPOINTMENT OF INDEPENDENT AUDITORS BY THE AUDIT COMMITTEE.	☐	☐	☐

The proxies, in their discretion, are further authorized to vote a) for the election of a person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, b) on any matter which the Board of Directors did not know would be presented to the 2011 Annual Meeting of Shareholders by a reasonable time before the proxy solicitation was made, or c) on other matters which may properly come before the 2011 Annual Meeting of Shareholders and any adjournment or postponement thereof.

Authorized Signatures – This section must be completed for your vote to be counted – Sign below:	Date

You are encouraged to specify your choices by marking the appropriate boxes above, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The proxies cannot vote your shares unless you sign and return this card.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS.

Sign above	Co-holder (if any) sign above

Ã    Detach above card, sign, date and mail in postage paid envelope provided.    Ã

IMPORTANT: Please date and sign this Proxy exactly as your name(s) appear(s) hereon; if shares are held jointly, all joint owners must sign. An executor, administrator, trustee, guardian, or other person signing in a representative capacity must give his or her full title. A corporation must sign in full corporate name by its president or other authorized officer. A partnership must sign in partnership name by an authorized person. The undersigned acknowledges receipt of a copy of the Notice of Annual Meeting of Shareholders and Proxy Statement dated April 25, 2011 and Form 10-K for the year ended December 31, 2010.

— PLEASE ACT PROMPTLY —

DATE, SIGN, & MAIL YOUR PROXY CARD TODAY.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDERS MEETING TO BE HELD ON MAY 19, 2011: The Company’s 2011 Proxy Statement and Form 10-K for the year ended December 31, 2010 are available at www.cfpproxy.com/5022.

CHANGE OF ADDRESS – PLEASE PRINT NEW ADDRESS BELOW:

5022